--------
 FORM 5
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                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C. 20549
[ ] Check box if no longer
    subject to Section 16.
    Form 4 or Form 5
    obligations may continue.
    See Instruction 1(b)
                             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Form 3 Holdings
    Reported
                             Filed pursuant to Section 16(a) of the Securities
[ ] Form 4 Transactions      Exchange Act of 1934, Section 17(a) of the Public
    Reported                Utility Holding Company Act of 1935 or Section 30(f)
                                    of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*


Scharf                                 Gilbert                           D.
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(Last)                                 (First)                          (Middle)


c/o Maxcor Financial Group Inc.        One New York Plaza, 16th Floor
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                                       (Street)


New York                               NY                               10292
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(City)                                 (State)                          (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Maxcor Financial Group Inc.
(Common Stock: "MAXF")

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     12/01

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

[X]  Director                            [X]  10% Owner
[X]  Officer (give title below)          [ ]  Other (specify below)

Chairman, Chief Executive Officer and President
--------------------------------------------------------------
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7.   Individual or Joint/Group Filing (Check applicable line)

[X]  Form filed by One Reporting Person
[ ]  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).


                            (Print or Type Responses)                     Page 1

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

----------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Transaction Date   3. Transaction Code   4. Securities Acquired (A) or
   (Instr. 3)                         (Month/Day/Year)      (Instr. 8)            Disposed of (D)
                                                                                  (Instr. 3, 4 and 5)
                                                                               ---------------------------------------
                                                                                  Amount      (A) or (D)      Price
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

a.
----------------------------------------------------------------------------------------------------------------------

b.
----------------------------------------------------------------------------------------------------------------------

c.
----------------------------------------------------------------------------------------------------------------------

d.
----------------------------------------------------------------------------------------------------------------------

e.
----------------------------------------------------------------------------------------------------------------------

f.
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
5. Amount of Securities Beneficially      6. Ownership Form:              7. Nature of Indirect
   Owned at End of Issuer's Fiscal Year      Direct (D) or Indirect (I)      Beneficial Ownership
   (Instr. 3 and 4)                          (Instr. 4)                      (Instr. 4)

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

a.
----------------------------------------------------------------------------------------------------------------------

b.
----------------------------------------------------------------------------------------------------------------------

c.
----------------------------------------------------------------------------------------------------------------------

d.
----------------------------------------------------------------------------------------------------------------------

e.
----------------------------------------------------------------------------------------------------------------------

f.
----------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                            (Print or Type Responses)                     Page 2

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g, puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Conversion or    3. Transaction Date   4. Transaction   5. Number of Derivative Securities
   (Instr. 3)                        Exercise Price      (Month/Day/Year)      Code             Acquired (A) or Disposed of (D)
                                     of Derivative                             (Instr. 8)       (Instr. 3, 4 and 5)
                                     Security
                                                                                             ----------------------------------
                                                                                                   (A)                (D)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
a. Options -- Right to Buy               $3.00                7/3/01                A            30,000
-------------------------------------------------------------------------------------------------------------------------------

b.
-------------------------------------------------------------------------------------------------------------------------------

c.
-------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
6. Date Exercisable      7. Title and Amount of Underlying   8. Price of     9. Number of      10. Ownership         11. Nature of
   and Expiration           Securities                          Derivative      Derivative         Form of               Indirect
   Date                     (Instr. 3 and 4)                    Security        Securities         Derivative            Beneficial
   (Month/Day/Year)                                             (Instr. 5)      Beneficially       Security:             Ownership
----------------------------------------------------------                      Owned at           Direct (D)            (Instr. 4)
Date         Expiration           Title        Amount or                        End of Year        or Indirect (I)
Exercisable  Date                              Number of                        (Instr. 4)
                                               Shares
------------------------------------------------------------------------------------------------------------------------------------
a. (1)         7/2/11          Common Stock      30,000                           30,000                  D
------------------------------------------------------------------------------------------------------------------------------------

b.
------------------------------------------------------------------------------------------------------------------------------------

c.
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:
(1) The reported transaction involved the grant of a non-qualifed stock option on July 3, 2001, providing for vesting in equal 25% increments on each of the 1st, 2nd, 3rd and 4th anniversaries of the date of grant.


/s/  GILBERT SCHARF                              February 12, 2002
----------------------------------               -------------------------------
**Signature of Reporting Person                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                            (Print or Type Responses)                     Page 3